Exhibit 10.8

Production Manufacturer Placement Agreement

          Party A: Shandong Lichang Human Resource Company
          Party B: Chine Victory Profit Limited

          This HUMAN RESOURCE PLACEMENT AGREEMENT (“Agreement”) is entered into on the 1st day of May, 2009 by and between Shandong Lichang Human Resource Company (“Party A”) and Chine Victory Profit Limited (“Party B”).

WITNESSETH

          WHEREAS, the parties hereto desire to enter into this Agreement to define and set forth the terms and conditions of the human resource placement between Party A and Party B;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements as set forth below, and in compliance with the “Contract Law of the People’s Republic of China,” it is hereby covenanted and agreed by both parties as follows:

1.
Party A hereby agrees to place approximately 800 technology support staffs and labor workers (the “Placed Workers”) for Party B and to ensure 450 or more of the Placed Workers be placed before March of each year during the term of this Agreement.

2.	Party B hereby agrees to pay Party A a placement fee of RMB 100 per person per month, due the 10th day of each month.

3.	The term of this Agreement (“Term”) is three (3) years commencing from May 1, 2009 to April 30, 2012.

4.	Party B shall enter into employment agreements with and compensate the Placed Workers.

5.
Party B shall be responsible for obtaining and paying endowment insurances, work-related injury insurances and unemployment insurances and any other applicable insurances for the Placed support Workers.

6.	Party B has the right to refuse to accept the Placed Workers sent by Party A in the following situations:

a.	Failure to secure work qualification certificate or proven to be unqualified for the work during probation period ;
b.	Violation of Party B’s rules, regulations or policy concerning employment;
c.	Gross negligence or embezzlement causing substantial damages to Party B;
d.	Prosecuted with criminal charge;
e.	Unfit for the original work or work otherwise arranged by the Party B after the medical treatment for sickness or non-work-related injury;
f.	Unfit for the work after training or adjustment of work position;
g.	Impracticality of execution of this Agreement caused by major changes of event and failure to reach a modification to this Agreement;
h.	Downsize of employees induced by Party B’s bankruptcy or major difficulty of operations.

7.	Party B may hold Party A or the Placed Workers liable for any substantial economical loss caused by the Placed Workers in violation of PRC laws or Party B’s rules, regulations or policies.

8.	In the event of Party B’s failure to pay the placement fees, Party B shall pay Party A a penalty of 0.1% of the unpaid and due placement fees.

9.	In the term of this Agreement, the Placed Workers shall not for any reason compete with Party B or Party B’s related business and operations.

10.	All related issues not covered by this Agreement will be negotiated by the parties;

11.	This Agreement is executed in two (2) copies with each party holding one copy.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and become effective as of the date first above written upon the signature and seals by both parties.

           Party A: Shandong Lichang Human Resource Company

           Party B:   Chine Victory Profit Limited

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